UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 9, 2009

Local Insight Regatta Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-152302	20-8046735
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

188 Inverness Drive West, Suite 800 Englewood, Colorado	80112
(Address of principal executive offices)	(Zip code)

303-867-1600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On January 9, 2009, the audit committee of Local Insight Media Holdings, Inc. (“LIMH”), the indirect parent of Local Insight Regatta Holdings, Inc. (the “Company”), concluded that the Company’s consolidated financial statements as of September 30, 2008 and for the three and nine months ended September 30, 2008 should no longer be relied upon because of errors made in the application of purchase accounting adjustments related to the acquisition on April 23, 2008 by the Company’s wholly-owned subsidiary, The Berry Company LLC, of substantially all of the assets of the Independent Line of Business division of L.M. Berry and Company (the “Berry ILOB”) and the acquisition of the Company’s wholly-owned subsidiary, Local Insight Yellow Pages, Inc. (“LIYP”), which occurred as part of the split-off (the “Split-Off”) on November 30, 2007 of the Company from Windstream Corporation to certain funds and individuals affiliated with Welsh, Carson, Anderson & Stowe.

Subsequent to the filing of the Company’s Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2008, originally filed on December 1, 2008, the Company identified the following errors in its financial statements as a result of ongoing process improvements that are being implemented as part of the Company’s continuing business integration efforts:

(i)	A $12.8 million overstatement of the Company’s revenue during the nine months ended September 30, 2008 due to the recognition of certain deferred revenue that was previously written off in purchase accounting relating to the acquisition of the Berry ILOB.

(ii)	A $19.0 million overstatement of the Company’s favorable sales contracts intangible asset cost basis, a corresponding $19.0 million understatement of goodwill, a related $14.7 million overstatement of accumulated amortization of the favorable sales contracts and a related $14.7 million overstatement of amortization expense recorded in cost of revenue. These errors were due to an overstatement of the expected margin on directories published prior to the date of acquisition of the Berry ILOB, resulting in part from error (i) above, which was used to establish the favorable sales contract intangible asset in purchase accounting relating to the acquisition of the Berry ILOB.

(iii)	A $2.1 million overstatement of cost of revenue due to an incorrect purchase accounting adjustment recorded in the three months ended September 30, 2008 related to certain deferred directory costs written off in purchase accounting in connection with the Split-Off.

The Chairman of LIMH’s audit committee and Company management have discussed the matters disclosed in this Current Report on Form 8-K with the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP.

As a result of the errors, management has reassessed the Company’s disclosure controls and procedures as of September 30, 2008 and has concluded that as of September 30, 2008, the Company’s disclosure controls and procedures were ineffective. Management’s conclusions regarding disclosure controls and procedures are included in the amended Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2008 (the “10/Q-A”), which was filed by the Company on January 15, 2009. On January 15, 2009, the Company also issued a press release regarding the filing of the 10-Q/A. A copy of such press release is attached as Exhibit 99.1 hereto and is incorporated by reference herein.

The Company is currently working to enhance the effectiveness of its disclosure controls and procedures as part of the Company’s continuing efforts to integrate the Berry ILOB and LIYP. The Company expects that these enhancements, which are primarily related to monitoring and testing controls, will improve the effectiveness of its disclosure controls and procedures and remediate the ineffectiveness of these controls and procedures that existed as of September 30, 2008. As part of these enhancements, LIMH hired a new assistant controller during the fourth quarter of 2008 and has engaged a third party to help develop more effective account reconciliation processes and monitoring controls. These additional resources will devote a portion of their efforts on behalf of LIMH to improving the effectiveness of the Company’s disclosure controls and procedures. These improvements are designed to reduce, although they may not eliminate, the risk of a material misstatement to a reasonable level.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibit

Exhibit No.	Description

99.1	Press release of the Company, dated January 15, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant, Local Insight Regatta Holdings, Inc., has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: January 15, 2009

LOCAL INSIGHT REGATTA HOLDINGS, INC.

By:	/s/ JOHN S. FISCHER
	Name:	John S. Fischer
	Title:	General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release of the Company, dated January 15, 2009